Exhibit 10.11.1

AMENDMENT NO. 1
TO
STOCK OPTION AND REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) TO STOCK OPTION AND REGISTRATION RIGHTS AGREEMENT(the “Original Agreement”) dated January 26, 1994 by and between Maxwell Shoe Company Inc., a Delaware corporation (the “Company”) and Mark J. Cocozza (the “Option Holder”), is entered into as of October 30, 2002 by between the Company and the Option Holder.

RECITALS

WHEREAS, Section 402 of the Sarbanes-Oxley Act of 2002 (the “Act”), generally prohibits the Company from directly or indirectly extending or maintaining credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to or for its directors and executive officers (each, an “Executive Participant”);

WHEREAS, certain provisions of the Original Agreement may allow for arrangements that may be deemed to be extending credit or arranging for the extension of credit by the Company to Executive Participants, and thus potentially violative of Section 402 of the Act; and

WHEREAS, the parties hereto desire to amend the Original Agreement to bring it into compliance with the Act.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the Company and the Option Holder hereby agree as follows:
1.    Amendment of Section 7.  Section 7 of the Original Agreement shall be amended to read, in its entirety, as follows:

“7.    Exercise.

(a)    The Option shall be exercisable during Employee’s lifetime only by Employee or by his guardian or legal representative, and after Employee’s death only by the person or entity entitled to do so under Optionee’s last will and testament or applicable interstate law. Subject to the provisions of Section 7(b) below, the Option may only be exercised by the delivery to the Company of a written notice of such exercise (the “Exercise Notice”), which notice shall specify the number of Option Shares to be purchased (the “Purchased Shares”) and the aggregate Exercise Price for such shares; provided, however, that payment of such aggregate Exercise Price may be made, in whole or in part, by one or more of the following means:

(i)    in full in cash, at or before the time the Company delivers the Option Shares;

(ii)    the Employee irrevocably authorizing a broker approved in writing by the Company to sell Option Shares to be acquired through exercise of the Option and remitting to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any federal and state withholding resulting from such exercise (a “Cashless Exercise”); provided, however, that, notwithstanding anything in this Agreement to the contrary, (A) the Company shall only deliver such Option Shares at or after the time the Company receives full payment for such Option Shares, (B) the exercise price for such Option Shares will be due and payable to the Company no later than one business day following the date on which the proceeds from the sale of the underlying Option Shares are received by the authorized broker, (C) in no event will the Company directly or indirectly extend or maintain credit, arrange for the extension of credit or renew any extension of credit, in the form of a personal loan or otherwise, in connection with a Cashless Exercise and (D) in no event shall the recipient of an Award enter into any agreement or arrangement with a brokerage or similar firm in which the proceeds received in connection with a Cashless Exercise will be received by or advanced to such recipient before the date the shares underlying the Award are delivered or released by the Company;

(iii)    the delivery to the Company of a certificate or certificates representing shares of Common Stock, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value (as defined in the Plan) thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such shares of Common Stock; and/or

(iv)    “pyramiding” of shares issuable upon exercise of the Option, provided that the Company is not prohibited from purchasing or acquiring shares of Common Stock.

(b)    Notwithstanding any provision of this Agreement to the contrary:

(i)    payment of the aggregate Exercise Price for such shares and the optionee’s tax withholding obligation, if any, with respect to such shares shall be due the date the shares of Common Stock underlying the Option are delivered; and

(ii)    in no event shall the Company issue or deliver the Option Shares before the Company receives payment for the Option Shares pursuant to this Section 7.”

2.    No Further Amendment.  Except as expressly amended hereby (a) the Original Agreement shall be and remain in full force and effect, notwithstanding this Amendment, and (b) the provisions of the Original Agreement (as amended hereby) are incorporated herein by this reference.

3.    Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to its conflicts or choice of law provisions.

IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the date first written above.

THE COMPANY: Maxwell Shoe Company Inc., a Delaware corporation

By:
Name:	Richard J. Bakos
Title:	Vice President Finance and Chief Financial Officer

THE OPTION HOLDER:

Mark J. Cocozza